EXHIBIT 11
                                         HFS Incorporated and Subsidiaries
                                         COMPUTATION OF PER SHARE EARNINGS

                                                    (Unaudited)
                                       (In thousands, except per share data)




                                                           For the Three Months Ended March 31,
                                            ------------------------------------------------------------
                                                      1997                              1996
                                            -------------------------        ---------------------------
                                                                Fully                              Fully
                                            Primary           Diluted        Primary             Diluted
                                            ---------       ---------        ---------         ---------

Net income                                  $  58,940       $  58,940        $  22,818         $  22,818
Convertible debt interest and amortization
   of deferred loan costs, net of tax           1,109           1,109            1,122             1,122
                                            ---------       ---------        ---------         ---------
Net income as adjusted                      $  60,049       $  60,049        $  23,940         $  23,940
                                            =========       =========        =========         =========


Weighted average common shares outstanding    128,271         128,271          102,713           102,713
Incremental shares for outstanding
   stock options                               10,692          10,692            9,769            10,117
Convertible debt                                8,252           8,252            8,258             8,258
                                          -----------       ---------        ---------         ---------
Weighted average common and common
   equivalent shares outstanding              147,215         147,215          120,740           121,088
                                            =========       =========        =========         =========


Net income per share                        $    0.41       $    0.41        $    0.20         $    0.20
                                            =========       =========        =========         =========
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